FINANCIAL HIGHLIGHTS

(000 OMITTED) EXCEPT SHARE DATA

	SEPTEMBER 30 2000 1999
Assets	$332,607	$318,584
Net loans	208,539	187,803
Securities	97,777	106,451
Deposits	265,508	264,692
Shareholders' equity	32,038	32,932
Net income	1,081	3,150
Earnings per share	0.41	1.19
Book value per outstanding share	12.21	12.42
*Quarterly price per share: High Low	34.00 18.50	45.00 33.50

*Includes transactions reported by market makers and private transactions, known to the Company.

KEY RATIOS

	SEPTEMBER 30 2000 1999
Return on average assets	0.44%	1.31%
Return on average equity	4.42%	13.16%
Loan to deposit	80.52%	72.22%
Capital to assets	9.63%	10.34%

Copies of

CSB BANCORP, INC.

S.E.C. Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio 44654

(800) 654-9015 or 330-674-9015

QUARTERLY REPORT

SEPTEMBER 30, 2000

CSB

CSB BANCORP, INC.

Stock Symbol csbb.ob

CSB Bancorp has experienced a challenging year in 2000. Many changes have occurred throughout the year. Most recently, on November 16, 2000, Mr. Douglas D. Akins resigned his position as President and Chief Executive Officer of CSB Bancorp, Inc. and The Commercial and Savings Bank. Mr. Akins also resigned as a Director of each company. We want to thank Mr. Akins for his fifteen years of faithful service. A search committee of the Board of Directors has been formed to locate both an interim and permanent President and Chief Executive Officer.

Also, the Company has entered into a written agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions that will require CSB to engage in activities designed to strengthen the Company, and ensure that practices and procedures meet all banking requirements. CSB believes that compliance with this agreement will result in a stronger company, and has already begun to implement some of the new policies and procedures.

As of September 30, 2000, the Company's total assets had grown to over $332 million, and net income totaled nearly $1 .1 million through the nine month period. Loan demand remained strong as the total amount of loans increased 11% since December 31, 1999. Due to this increase in loans, particularly in commercial loans, and management's analysis of the loan portfolio, CSB provided $3.5 million, from earnings during the nine month period, into the allowance for loan losses.

Thank you for your support of CSB. If you have any questions, please feel free to contact me.

A. Lee Miller

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	SEPTEMBER 30 2000 1999
ASSETS:
Cash and due	$12,014	$8,652
Federal funds sold	0	2,611
Securities	97,777	106,451
Net loans	208,539	187,803
Premises & equipment, net	9,097	8,657
Other assets	5,180	4,410
TOTAL ASSETS	$332,607	$318,584
LIABILITIES:
Deposits	$265,508	$264,692
Securities sold under agreements to repurchase	13,095	11,074
Federal funds purchased	12,100	--
Other borrowings	8,654	8,918
Other liabilities	1,212	968
TOTAL LIABILITIES	$300,569	$285,652
SHAREHOLDERS' EQUITY:
Common stock	$16,674	$16,630
Additional paid-in capital	6,422	6,216
Retained earnings	10,600	10,488
Treasury stock	(1,377)	(174)
Accumulated other comprehensive income	(281)	(228)
TOTAL SHAREHOLDERS' EQUITY	$32,038	$32,932
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$332,607	$318,584

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	NINE MONTHS ENDED SEPTEMBER 30 2000 1999
INTEREST INCOME:
Interest & fees on loans	$14,887	$13,098
Interest on securities	4,048	3,958
Other interest income	20	560
TOTAL INTEREST INCOME	$18,955	$17,616
INTEREST EXPENSE:
Interest on deposits	$8,303	$8,205
Other interest expense	1,163	546
TOTAL INTEREST EXPENSE	$9,466	$8,751
Net interest income	$9,489	$8,865
Less provision for loan losses	3,536	949
Net interest income after provision for loan losses	5,953	7,916
Total other income	1,461	1,587
Total other expense	6,647	5,482
Provision for (benefit from) income taxes	(314)	871
NET INCOME	$1,081	$3,150
EARNINGS PER SHARE	$0.41	$1.19